Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 29, 2009

YRC Worldwide Reports 2008 Results

—    Generates Significant Free Cash Flow and Reduces Net Debt

—    New YRC Brand Name Leads to One-Time, Non-Cash Charge

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) today announced a loss per share for the fourth quarter 2008 of $1.63, excluding impairment charges of $2.51 per share, and for the full year 2008 a loss per share of $1.22, excluding impairment charges of $15.70 per share. When including impairment, the fourth quarter loss was $4.14 per share compared to a loss of $12.99 per share in the fourth quarter of last year and a full year loss of $16.92 per share compared to a full year loss of $11.17 per share in 2007. The fourth quarter impairment charge consisted of $141 million related to the Roadway trade name as the company introduced a new YRC brand for the integrated network of Yellow Transportation and Roadway. The impairment charge also included goodwill of $59 million at YRC Logistics.

“Our results reflect the significance of the economic recession that has been longer and deeper than anyone anticipated,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Although we were not pleased with this level of performance, it was consistent with our internal expectations and those of our banking group. The discussions with the banks are progressing well, and we are on track to finalize an amendment by mid-February,” Zollars added.

YRC Worldwide generated $220 million of cash from operating activities during 2008, and after accounting for net capital expenditures of $35 million, 2008 free cash flow was $185 million. Total debt at December 31, 2008 increased by $127 million compared to the prior year. However, when taking into account cash and cash equivalents of $325 million at December 31, 2008, the company’s debt, net of cash, decreased by $140 million compared to 2007.

“Even in this economic environment, we generated a significant amount of cash and we have multiple initiatives in place that can further improve liquidity,” stated Zollars. “We recognized $128 million of asset proceeds in 2008 and we expect to generate more than $250 million in 2009 from a combination of sale and financing leaseback transactions and sales of excess facilities.”

Segment Information

Key segment information for the fourth quarter 2008 compared to the fourth quarter 2007 included:

—	YRC National Transportation total tonnage per day down 14.6% and total revenue per hundredweight, including fuel surcharge, down 3.6%.
—

YRC Regional Transportation total tonnage per day down about 14%, when adjusting for the network changes in the first quarter 2008, and down 23.6% without adjusting for the network changes. Total revenue per hundredweight, including fuel surcharge, down 3.5%.

Additional statistical information is available on the company’s website at yrcw.com under Investors, Earnings Releases & Operating Statistics.

Outlook

“Although we cannot control or even predict the economy, we have considerable opportunities to improve our financial position while enhancing service to our customers,” stated Zollars. “The network integration at YRC is now on track to deliver a run-rate of $200 million of operating income improvement by early in the fourth quarter of 2009. Combining this with the employee wage reductions of around $300 million, we expect to improve our results by more than half a billion dollars going into 2010.”

Management Reporting

As a result of the integration efforts at YRC, the company has made some changes in the management reporting structure. Effectively immediately, Keith Lovetro, President of YRC Regional Transportation, reports directly to Bill Zollars. Mike Smid, President of YRC National Transportation, continues to lead the integration of Yellow Transportation and Roadway and remains responsible for all functions of YRC Inc. Mr. Smid continues to report to Mr. Zollars.

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, January 30, 2009, beginning at 9:30am ET, 8:30am CT.

The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com. An audio playback will also be available after the call via StreetEvents and the YRC Worldwide web sites.

* * * * *

The loss per share, excluding impairment charges, presented above is a measure that the company’s management has used in reviewing the core performance of its operations. The company’s debt, net of cash, presented above is a measure that the company’s management has used in determining its debt obligations after giving effect to potential uses of cash to pay down debt. These measures are used for internal management purposes only and should not be construed as better measurements than loss per share or debt, respectively, as defined by generally accepted accounting principles (“GAAP”). The differences between these non-GAAP measures and the nearest GAAP equivalents are set forth in the text above.

This news release and statements made on the conference call for shareholders and the investment community contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “plan,” “should,” “will,” “remain confident,” “anticipate,” “can,” “intend” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the integration of the Yellow Transportation and Roadway networks, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectations regarding its operating income improvement due to the integration of Yellow Transportation and Roadway and the timing of achieving that improvement could differ materially from those projected in such forward-looking statements based on a number of factors, including (among others) the factors identified in the immediately preceding paragraphs, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction, the need to replace any unanticipated losses in capital assets, approval of the affected unionized employees of changes needed to complete the integration under the company’s union agreements, the readiness of employees to utilize new combined processes, the effectiveness of deploying existing technology necessary to facilitate the combination of processes, the ability of the company to receive expected price for its services from the combined network and customer acceptance of those services.

The company’s expectations regarding its yield, pricing and business mix and their resulting impact on profitability are only its expectations regarding these matters. Actual results will depend upon customer acceptance of the company’s pricing and services.

The company’s expectations regarding an amendment to its credit facilities, the date of the amendment and the terms that may be contained in that amendment are only its expectations regarding these matters. Whether the company and its banks actually enter into an amendment is entirely dependent on the outcome of their discussions and approval of a majority in interest of the participating banks.

The company’s expectations regarding having sufficient liquidity are only its expectations regarding this matter. Actual liquidity levels will depend upon the company’s operating results, the timing of its receipts and disbursements, the company’s access to credit facilities or credit markets, including (without limitation) successful amendment and renewal of the company’s existing credit facilities, cash received as a result of asset dispositions, capital market transactions, such as opportunistically repurchasing additional portions of the company’s outstanding notes using company common stock, equity issuance transactions or new debt offerings to refinance existing debt, and successful termination of the company’s captive insurance company.

The company’s expectations regarding future asset dispositions and sale and leasebacks of real estate are only its expectations regarding this matter. Actual dispositions will be determined by the availability of capital and willing buyers and counterparties in the market and the outcome of discussions to enter into and close any such transactions on negotiated terms and conditions.

The company’s expectations regarding the savings to be generated from compensation and benefit reductions taken by both union and non-union employees are only its expectations regarding this matter. Actual savings generated will depend on the actual number of employees working, which, in turn, is dependent on business volumes and needs.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 55,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Twelve Months
	2008	2007	2008	2007
OPERATING REVENUE	$1,928,823	$2,348,738	$8,940,401	$9,621,316

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,256,131	1,407,304	5,251,173	5,741,078
Operating expenses and supplies	421,089	489,762	1,984,030	1,864,957
Purchased transportation	235,815	277,629	1,075,286	1,089,041
Depreciation and amortization	69,735	74,035	264,291	255,603
Other operating expenses	88,511	98,382	410,244	437,323
Gains on property disposals, net	(10,156)	(7,381)	(19,083)	(5,820)
Reorganization and settlements	2,702	8,731	25,210	22,385
Impairment charges	200,312	781,875	1,023,376	781,875

Total operating expenses	2,264,139	3,130,337	10,014,527	10,186,442

OPERATING LOSS	(335,316)	(781,599)	(1,074,126)	(565,126)

NONOPERATING (INCOME) EXPENSES:
Interest expense	20,903	24,241	77,907	88,760
Interest income	(3,317)	(1,803)	(4,293)	(4,372)
Other	(392)	(1,623)	(4,278)	2,203

Nonoperating expenses, net	17,194	20,815	69,336	86,591

LOSS BEFORE INCOME TAXES	(352,510)	(802,414)	(1,143,462)	(651,717)
INCOME TAX BENEFIT	(108,101)	(66,643)	(169,070)	(13,336)

NET LOSS	$(244,409)	$(735,771)	$(974,392)	$(638,381)

AVERAGE SHARES OUTSTANDING-BASIC	59,005	56,658	57,583	57,154

AVERAGE SHARES OUTSTANDING-DILUTED	59,005	56,658	57,583	57,154

BASIC LOSS PER SHARE	$(4.14)	$(12.99)	$(16.92)	$(11.17)

DILUTED LOSS PER SHARE	$(4.14)	$(12.99)	$(16.92)	$(11.17)

SEGMENT FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in thousands)

(Unaudited)

	Three Months			Twelve Months
	2008	2007	%	2008	2007	%
Operating revenue:
YRC National Transportation	$1,358,518	$1,636,887	(17.0)	$6,304,881	$6,657,770	(5.3)
YRC Regional Transportation	418,593	544,573	(23.1)	1,974,104	2,280,365	(13.4)
YRC Logistics	146,830	162,349	(9.6)	621,727	623,208	(0.2)
YRC Truckload	30,134	25,534	18.0	120,503	112,900	6.7
Eliminations	(25,252)	(20,605)		(80,814)	(52,927)

Consolidated	1,928,823	2,348,738	(17.9)	8,940,401	9,621,316	(7.1)

Operating income (loss):
YRC National Transportation	(243,165)	(56,920)	n/m	(749,436)	159,331	n/m
YRC Regional Transportation	(24,280)	(711,555)	96.6	(147,824)	(700,792)	78.9
YRC Logistics	(60,150)	489	n/m	(149,907)	5,142	n/m
YRC Truckload	(1,212)	(3,646)	66.8	(11,634)	(5,877)	(98.0)
Corporate and other	(6,509)	(9,967)	34.7	(15,325)	(22,930)	33.2

Consolidated	$(335,316)	$(781,599)	57.1	$(1,074,126)	$(565,126)	(90.1)

Operating ratio:
YRC National Transportation	117.9%	103.5%		111.9%	97.6%
YRC Regional Transportation	105.8%	n/m		107.5%	130.7%
YRC Logistics	141.0%	99.7%		124.1%	99.2%
YRC Truckload	104.0%	114.3%		109.7%	105.2%
Consolidated	117.4%	133.3%		112.0%	105.9%

(Gains) losses on property disposals, net:
YRC National Transportation	$(10,260)	$(3,381)		$(11,472)	$(8,341)
YRC Regional Transportation	(550)	(4,336)		(3,394)	(4,024)
YRC Logistics	174	824		(5,952)	714
YRC Truckload	107	589		1,034	2,571
Corporate and other	373	(1,077)		701	3,260

Consolidated	(10,156)	(7,381)		(19,083)	(5,820)

(Gains) losses on reorganization and settlements:
YRC National Transportation	2,417	610		8,830	6,693
YRC Regional Transportation	118	777		13,307	7,857
YRC Logistics	(99)	624		2,280	3,335
YRC Truckload	2	—		7	—
Corporate and other	264	6,720		786	4,500

Consolidated	2,702	8,731		25,210	22,385

Impairment charges:
YRC National Transportation	140,850	76,554		776,696	76,554
YRC Regional Transportation	—	705,321		89,700	705,321
YRC Logistics	59,462	—		156,980	—
YRC Truckload	—	—		—	—
Corporate and other	—	—		—	—

Consolidated	$200,312	$781,875		$1,023,376	$781,875

Selected Financial Data

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Twelve Months Ended December 31,
	2008	2007
Net cash from operating activities	$219,820	$392,598
Net cash used in investing activities	(86,934)	(341,087)
Net cash provided by (used in) financing activities	134,230	(69,669)
Gross capital expenditures	(162,276)	(393,763)
Net capital expenditures	(34,686)	(338,424)
Proceeds from exercise of stock options	50	6,530
Acquisition of companies, net of cash acquired	(46,133)	—
Free cash flow[a]	185,184	60,704

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$325,349	$58,233
Accounts receivable, net	837,055	1,073,915
Net property and equipment	2,200,977	2,380,473
Total assets	3,966,113	5,062,623
Asset backed securitization borrowings	147,000	180,000
Current maturities of long-term debt	425,837	231,955
Long-term debt, less current portion	787,915	822,048
Total debt	1,360,752	1,234,003
Total debt, less cash	1,035,403	1,175,770
Total shareholders’ equity	474,394	1,612,304

[a]

Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.